Reed’s, Inc. Announces First Quarter 2018 Financial Results

First quarter gross profit doubled as gross margin more than doubled to 27.8%

Continued progress on Transformation and Value Creation Plan

Launch of Virgil’s Zero Sugar line underway, shipping to distributors and retailers

LOS ANGELES, May 14, 2018 (GLOBE NEWSWIRE) — Reed’s Inc. (NYSE American:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal first quarter 2018 ended March 31, 2018.

Financial Highlights for the First Quarter of 2018

●	Net Sales were $8.3 million, consistent with prior year period;

●	Gross profit doubled to $2.3 million from $1.1 million in the prior year period and the gross margin more than doubled to 27.8% from 12.7% in the prior year period or 1510 basis points and increased 650 basis points sequentially from the fourth quarter of 2017;

●	Operating loss narrowed to $1.1 million from $1.6 million in the prior year period;

●	Net loss narrowed to $1.6 million or $0.06 per share compared to a net loss of $2.0 million or $0.14 per share in the prior year period;

●	Modified EBITDA loss narrowed to $0.7 million from $1.3 million in the prior year period.

Management Commentary

“We are pleased with our ability to hold net revenue despite our SKU rationalization and reduced marketing and promotional support during the quarter. We also continue to make progress on our transformation and value creation plan,” stated Val Stalowir CEO of Reed’s, Inc. “The benefits of our plan were clearly evident in the significant gross margin expansion during the first quarter. Our new glass contract with Owen-Illinois drove a majority of the incremental 650 basis points of improvement in gross margin from the fourth quarter of 2017 and contributed to a more than doubling of gross margin year-over-year, delivering 1510 basis points of improvement. We continue to see opportunities to improve gross margin as our business model is further optimized and transitioned to an asset-light sales and marketing model. We are making good progress on the sale of our Los Angeles manufacturing facility and are in the late stages of finalizing a new credit agreement with much improved terms and lower interest rates.”

“We have officially launched the Virgil’s Zero Sugar line and have started shipping product to distributors and retailers. We are very encouraged by the initial response from retailers and we are in the process of increasing our level of sales and promotional spend to support the launch. Phase 2 of our transformation plan will be investing in sales and marketing programs to drive revenue growth and brand value. We are well into the development phase of these initiatives and should start to see benefits from their implementation by the end of Q2. We will continue to execute against our transformation plan and are pleased with the results we are delivering.” Stalowir concluded.

Financial Overview for the First Quarter of 2018 Compared to the First Quarter of 2017

During the first quarter of 2018, net sales of $8.3 million were consistent with the same period in 2017, as increased average selling prices as a result of a price increase in the third quarter of 2017 were offset by lower volumes that resulted from reductions in promotional spending versus the prior year.

Gross profit during the first quarter of 2018 more than doubled to $2.3 million compared to the same period in 2017. Gross margin was 27.8% of net sales during the first quarter of 2018 compared to 12.7% of net sales in the same period in 2017, and up from 21.3% the fourth quarter of 2017. The 650 basis point improvement in gross margin as a percentage of revenue compared to the fourth quarter of 2017 was primarily driven by the benefits of the new glass supplier contract with Owens-Illinois. On a year over year basis, lower glass costs contributed to roughly 900 basis points of the improvement in gross margin, with the remainder primarily reflecting the impact of higher average selling prices and SKU rationalization.

Delivery and handling costs increased 28.7% to $1.0 million during the first quarter of 2018 driven by one-time transition charges to a new warehouse and logistics partner and a general increase in freight rates. Selling and marketing costs increased 28.6% to $1.0 million during the first quarter of 2018 due to investments related to the development of a marketing function with agency support resources. General and administrative expenses increased 31.3% to $1.5 million during the first quarter of 2018 from $1.1 million in the prior year period, primarily as a result of non-cash equity compensation and shareholder related activities.

Operating loss narrowed to $1.1 million during the first quarter of 2018 from $1.6 million in the prior year period, or a net $0.5 million improvement.

Interest expense increased to $0.5 million during the first quarter of 2018 from $0.4 million during the first quarter of 2017.

Net loss narrowed to $1.6 million, or $0.06 per share in the first quarter of 2018, from a loss of $2.0 million, or $0.14 per share in the first quarter of 2017.

Modified EBITDA loss narrowed to $0.7 million in the first quarter of 2018 from $1.3 million in the first quarter of 2017.

Liquidity and Cash Flow

During the first quarter, the Company used $4.6 million of cash in operating activities compared to $0.5 million of cash generated from operating activities in the prior year period. The cash outlay was primarily used to pay stretched payables and pay down the high interest rate working capital line as described in the rights offering that funded on December 28, 2017. As of March 31, 2018, the Company had cash and cash equivalents of $3.4 million and $4.4 million of undrawn availability on its working capital line of credit.

First Quarter 2018 Earnings Call Details

The Company will conduct a conference call at 1:30 pm Pacific Time (4:30 pm Eastern Time) today, May 14, 2018 to discuss its first quarter 2018 results. To participate in the call, please dial 1-(800) 754-1336 (U.S.); or 1-(212) 231-2928 (International). Please dial in at least five minutes before the start of the conference call. A replay of the conference call will be available the following day on the Company’s website by logging on via the “Investors” section at www.reedsinc.com.

About Reed’s, Inc.

Established in 1989, Reed’s has sold over 500 million bottles of its category leading natural, handcrafted beverages. Reed’s is America’s #1 selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s #1 selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 30,000 retail doors across the natural, specialty, grocery, drug, club and mass channels nationwide. Reed’s Ginger Beers are unique to the category because of the proprietary process of hand brewing its award-winning products using fresh organic ginger combined with natural spices and fruit juices. Reed’s Ginger Beers come in three levels of increasing ginger intensity that deliver a delicious and powerful ginger bite and burn that only comes from fresh ginger root. The Company uses this same handcrafted approach and dedication to the highest quality ingredients in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information about Reed’s, please visit the Company’s website at: http://www.reedsinc.com or call 800-99-REEDS.

Follow Reed’s on Twitter at http://twitter.com/drinkreeds

Reed’s Facebook Fan Page at https://www.facebook.com/reedsgingerbrew

Contacts:

Investor Relations

Scott Van Winkle, ICR

(617) 956-6736

Email: scott.vanwinkle@icrinc.com

or

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2018 and 2017

(Unaudited)

	2018	2017
Net Sales	$8,288,000	$8,295,000
Cost of goods sold	5,985,000	7,239,000
Gross profit	2,303,000	1,056,000

Operating expenses:
Delivery and handling expense	956,000	743,000
Selling and marketing expense	1,013,000	788,000
General and administrative expense	1,459,000	1,111,000
Total operating expenses	3,428,000	2,642,000

Loss from operations	(1,125,000)	(1,586,000)
Interest expense	(485,000)	(416,000)
Change in fair value of warrant liability	(5,000)	9,000

Net loss attributable to common stockholders	$(1,615,000)	$(1,993,000)

Loss per share – basic and diluted	$(0.06)	$(0.14)
Weighted average number of shares outstanding – basic and diluted	24,989,863	13,982,230

REED’S, INC.

BALANCE SHEETS

As of March 31, 2018 and December 31, 2017

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash	$3,376,000	$12,127,000
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $569,000 and $601,000, respectively	2,464,000	2,691,000
Inventory, net of reserve for obsolescence of $451,000 and $509,000, respectively	6,835,000	5,931,000
Prepaid expenses and other current assets	316,000	199,000
Total Current Assets	12,991,000	20,948,000

Property and equipment, net of accumulated depreciation and impairment reserves of $9,506,000 and $9,339,000, respectively	203,000	353,000
Equipment held for sale	2,184,000	2,370,000
Intangible assets	805,000	805,000
Total assets	$16,183,000	$24,476,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$4,543,000	$7,480,000
Accrued expenses	207,000	220,000
Advances from officers	-	277,000
Line of credit	-	3,301,000
Current portion of capital leases payable	186,000	198,000
Current portion of long term financing obligation	231,000	222,000
Bank notes	6,440,000	6,947,000
Total current liabilities	11,607,000	18,645,000

Capital leases payable, less current portion	243,000	236,000
Long term financing obligation, less current portion, net of discount of $687,000 and $714,000, respectively	1,219,000	1,250,000
Convertible note to a related party	3,802,000	3,690,000
Warrant liability	41,000	36,000
Other long term liabilities	104,000	111,000
Total Liabilities	17,016,000	23,968,000

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94,000	94,000
Common stock, $.0001 par value, 40,000,000 shares authorized, 25,036,043 and 24,619,591 shares issued and outstanding, respectively	2,000	2,000
Common stock issuable, 838,140 and 400,000 shares, respectively	84,000	680,000
Additional paid in capital	50,703,000	49,833,000
Accumulated deficit	(51,716,000)	(50,101,000)
Total stockholders’ equity (deficit)	(833,000)	508,000
Total liabilities and stockholders’ equity (deficit)	$16,183,000	$24,476,000

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2018 and 2017

(Unaudited)

	03/31/2018	3/31/2017
Cash flows from operating activities:
Net loss	$(1,615,000)	$(1,993,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	177,000	121,000
Amortization of debt discount	28,000	73,000
Loss on sale of property and equipment	26,000	-
Fair value of vested stock options issued to employees	161,000	140,000
Fair value of common stock issuable for services	113,000	-
(Decrease) increase in allowance for doubtful accounts	(32,000)	26,000
(Decrease) increase in inventory reserve	(58,000)	50,000
(Decrease) increase in fair value of warrant liability	5,000	(9,000)
Accrual of interest on Convertible Note Payable	112,000	-
Changes in operating assets and liabilities:
Accounts receivable	259,000	45,000
Inventory	(846,000)	1,319,000
Prepaid expenses and other assets	(117,000)	124,000
Accounts payable	(2,829,000)	656,000
Accrued expenses	(13,000)	6,000
Other long term obligations	(7,000)	(31,000)
Net cash used in operating activities	(4,636,000)	527,000
Cash flows from investing activities:
Proceeds from sale of property and equipment	69,000	0
Purchase of property and equipment	-	(41,000)
Net cash provided by (used in) investing activities	69,000	(41,000)
Cash flows from financing activities:
Repayments on line of credit	(3,301,000)	(854,000)
Principal repayments on capital expansion loan	(507,000)	(177,000)
Principal repayments on long term financial obligation	(50,000)	(44,000)
Net borrowings (repayments) on advances	(277,000)	380,000
Principal repayments on capital lease obligation	(49,000)	(45,000)
Net cash used in financing activities	(4,184,000)	(740,000)
Net decrease in cash	(8,751,000)	(254,000)
Cash at beginning of period	12,127,000	451,000
Cash at end of period	$3,376,000	$197,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$334,000	$400,000
Non Cash Investing and Financing Activities
Property and equipment acquired through capital expansion loan	$-	$288,000
Property and equipment acquired through capital lease	$44,000	$-
Vendor credits issued for fixed asset purchases	$108,000	$-
Assets sold to third parties at cost	$69,000	$-

REED’S INC.

NON-GAAP FINANCIAL MEASURE

EBITDA RECONCILIATION

Modified EBITDA is used as a supplemental measure of the Company’s performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. The Company defines Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, impairments and changes in fair value of warrant expenses. Set forth below is a reconciliation of Modified EBITDA to net income (loss) for the three month periods ended March 31, 2018 and 2017:

	March 31,
	2018	2017
	(unaudited)	(unaudited)
Net loss	$(1,615,000)	$(1,993,000)

Modified EBITDA adjustments:
Depreciation and amortization	177,000	121,000
Interest expense	485,000	416,000
Stock option and warrant compensation	274,000	140,000
Change in fair value of warrant liability	(5,000)	(9,000)
Total EBITDA adjustments	$931,000	$668,000

Modified EBITDA	$(684,000)	$(1,325,000)